                                                                    Exhibit 10.2

                          MANAGEMENT SERVICES AGREEMENT

         This Management ;services Agreement (the "Agreement") is made and entered into as of the 30th day of September, 1998, by and between ENSTAR CABLE CORPORATION, a Georgia corporation ("Cable"), and FALCON COMMUNICATIONS L.P., a California limited partnership ("NewFalcon"), with reference to the following facts:

         A. Cable manages various cable television systems (the "Systems") owned and operated by certain partnerships affiliated with Cable (the "Affiliated Partnerships") pursuant to a management agreement with each Affiliated Partnership (collectively, the "Management Agreements").

         B. Cable previously had contracted with Falcon Holding Group, L.P. ("FHGLP") for the provision of certain managerial services to Cable pursuant to an Amended and Restated Management Services Agreement dated as of April 1, 1993 (the "1993 Management Services Agreement").

         C. Pursuant to a Contribution and Purchase Agreement dated as of December 30, 1997, as amended (the "Contribution Agreement") among FHGLP, NewFalcon, FHGI, TCI Falcon Holdings, LLC ("TCI"), Belo Ventures, Inc. and the other Persons signatory thereto, FHGLP on the date hereof assigned the 1993 Management Services Agreement to NewFalcon with the consent of Cable.

         D. NewFalcon is familiar with the business of owning, operating and constructing cable television systems and employs senior financial, marketing, construction, engineering, and other personnel.

         E. Following the assignment of the 1993 Management Services Agreement, NewFalcon and Cable terminated the 1993 Management Services Agreement, and Cable desires to contract with NewFalcon to provide for certain managerial services.

         NOW, THEREFORE, it is agreed as follows:

         1. Employment. Cable hereby retains NewFalcon and NewFalcon hereby agrees to provide certain managerial services on the terms described below.

         2. Management Services. Where the same would not violate any franchise, license, contract, law or regulation applicable to the Systems or to NewFalcon, NewFalcon hereby agrees to perform the following services involved in the management, supervision and direction of the Systems now or hereafter managed by
Cable:

                  (a) The provision of financial, management and supervisory services as Cable deems necessary to enable Cable to perform all of its obligations under the Management Agreements;

                  (b) The hiring and firing of personnel of Cable and maintaining overall supervision of the personnel of Cable required to maintain and operate the Systems;

                  (c) The collection of all fees, charges or other compensation due to Cable;

                  (d) The taking of all necessary actions to comply with the rules and regulations and orders of any federal, state, county or municipal authority having jurisdiction over Cable and/or over the Systems including, where necessary, the preparation of all reports and statements of account for filing with the Federal Communications Commission and the United States Copyright office;

                  (e) The establishment of compensation levels for employees of Cable and/or employees of the Systems;

                  (f) The maintenance of a comprehensive system of records, books and accounts;

                  (g) The preparation of an annual budget with respect to operation of the Systems including, but not limited to, financial planning, establishment of rates and prices, advertising and promotional campaigns, renegotiation or negotiation of franchise, pole and programming and agreements, construction of new cable television plant and upgrading of existing cable television plant and budgeting and planning of capital expenditures; and

                  (h) The provision of long range business and financial planning.

         3. Personnel, Offices and Supplies. NewFalcon shall supply itself with suitable offices, equipment and management personnel (either employees or independent contractors) to enable it to provide the management services contemplated by this Agreement.

         4. Compensation. Cable shall pay to NewFalcon, not later than the fifteenth day of each month, compensation for services provided. The amount of such compensation per month shall be equal to eighty percent (80%) of all management fees received by Cable with respect to the Management Agreements.

         5. Expenses, NewFalcon shall be reimbursed for all of its reasonable expenses incurred in connection with the performance of its duties under this Agreement including: (i) the actual cost of goods, materials and services used for or by Cable and paid to third parties; (ii) the allocable cost of administrative services rendered by NewFalcon hereunder or the amount that Cable would be required to pay to unaffiliated parties for comparable administrative services in the same geographic location; and (iii) Cable's allocable share of costs associated with facilities required to provide services under this Agreement, but not including depreciation or amortization. Cable shall reimburse NewFalcon for all such expenses upon presentation by NewFalcon from time to time, of an itemized account of such expenditures or costs.

         6. Term. The term of this Agreement shall commence on the date first above written immediately following the assignment by NewFalcon of substantially all of its assets to Falcon Cable Communications, LLC pursuant to the Contribution Agreement, and shall continue with respect to the Partnership until the earlier of: (1) the dissolution of the Affiliated Partnerships; (2) the sale of all of the Systems owned or managed by Cable; (3) termination pursuant to Paragraph 7; (4) the liquidation of NewFalcon in accordance with the provisions of its partnership agreement; (5) the mutual agreement of the parties hereto or
(6) the delivery of 180 days written notice by either party to the other party.

         7. Events of Default. Each of the following events shall constitute a default by NewFalcon under this Agreement and shall entitle Cable to terminate this Agreement upon written notice to NewFalcon, without any further obligation or liability to NewFalcon (other than unpaid compensation and expenses).

                  (a) The failure by NewFalcon to perform any material duty or obligation imposed under this Agreement, should such failure continue for thirty
(30) days after written notice thereof to NewFalcon from Cable;

                  (b) NewFalcon commences a voluntary case under the Federal Bankruptcy Code, or consents to (or fails to controvert in a timely manner) the commencement of an involuntary case against NewFalcon.

                  (c) NewFalcon institutes proceedings for rehabilitation, readjustment or composition (or for any related or similar purpose) under any law (other than the Federal Bankruptcy Code) relating to financially distressed debtors, their creditors or property, or consents to (or fails to controvert in a timely manner) the institution of any such proceedings against NewFalcon;

                  (d) NewFalcon is unable or admits in writing its inability to pay its debts generally as they come due, or makes an assignment for the benefit of creditors or enters into any arrangement for the adjustment or composition of debts or claims;

                  (e) A court or government having jurisdiction in the premises enters a decree or order (i) for the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of NewFalcon or of any substantial part of the property of NewFalcon, or for the winding-up or liquidation of the affairs of NewFalcon, and such decree or orders remain in force undischarged and unstayed for a period of thirty (30) days, or (ii) for the sequestration or attachment of any substantial part of the property of NewFalcon, without its unconditional return to the possession of NewFalcon, or its unconditional release from such sequestration or attachment, within thirty
(30) days thereafter;

                  (f) A court having jurisdiction in the premises enters an order for relief in an involuntary case commenced against NewFalcon under the Federal Bankruptcy Code, and such order remains in force undischarged and unstayed for a period of thirty (30) days;

                  (g) A court or government having jurisdiction in the premises enters a decree or order approving or acknowledging as properly filed or commenced against NewFalcon a petition or proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law (other than the Federal Bankruptcy Code) relating to financially distressed debtors, their creditors or property, and any such decree or order remains in force undischarged and unstayed for a period of thirty (30) days; or

                  (h) NewFalcon takes any action for the purpose or with the effect of authorizing, acknowledging or confirming the taking or existence of any action or condition specified in paragraph (b), (c) or (d).

         8. Insurance. Liability and Indemnification of Manager

                  (a) NewFalcon shall not be liable to Cable for any damages, losses, expenses or liabilities arising from any act, or omission to act, under the terms of this Agreement, except where said act, or omission to act, was done or occasioned by fraud, willful misconduct or gross negligence.

                  (b) NewFalcon shall be entitled to recover any damages, losses, expenses or liabilities incurred by it with respect to third persons as a result of any act, or omission to act, believed by it in good faith within the scope of authority conferred upon it by this Agreement, except when said act, or omission to act, was done by fraud, willful misconduct, gross negligence or breach of fiduciary duty.

         9. Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement (a) shall be in writing, (b) may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (c) shall be deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and (d) shall be addressed to the recipient at the address specified below, with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 9.

                  If to Cable:

                  Enstar Cable Corporation
                  10900 Wilshire Blvd., 15th Floor
                  Los Angeles, California 90024

                  If to NewFalcon:

                  Falcon Communications, L.P.
                  10900 Wilshire Blvd., 15th Floor
                  Los Angeles, California 90024

         10. Assignment. This Agreement may not be voluntarily assigned by any party hereto without the prior written consent of the other party, except that NewFalcon can enter into agreements with affiliates pursuant to which such affiliates will provide certain of the services to be provided by NewFalcon to Cable and NewFalcon can assign its rights and obligations under this Agreement to any entity which acquires substantially all of the assets of NewFalcon. NewFalcon shall advise Cable of any assignment of its rights and obligations under thus Agreement, or any agreement with any affiliate as aforesaid within five (5) business days thereof.

         11. Other Agreements Notwithstanding any other provision of this Agreement, this Agreement shall not modify or affect the obligations of Cable pursuant to any management agreement of Cable with respect to any System or the limitations upon amounts or rates which may be charged by Cable for its services with respect to any such System.

         12. Successors and Assigns. Subject to Paragraph 10, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         13. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the provision of management services to Cable and supersedes all prior agreements among the parties hereto and FHGI and FHGLP with respect to the subject matter hereof, including the 1988 Management Services Agreement. This Agreement may not be modified or amended except by a writing signed by the parties hereto.

         14. Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of California.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the date first above written.



                                       FALCON COMMUNICATIONS, L.P., a California limited partnership


                                       By:  Falcon Holding Group, L.P., its
                                            managing General Partner

                                       By:  Falcon Holding Group, Inc., its
                                            General Partner

                                       By: /s/ Stanley S. Itskowitch
                                          --------------------------------------
                                          Stanley S. Itskowitch
                                          Executive Vice President


                                       ENSTAR CABLE CORPORATION, a Georgia
                                       corporation


                                       By: /s/ Stanley S. Itskowitch
                                          --------------------------------------
                                          Stanley S. Itskowitch
                                          Executive Vice President